Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-168936), the Registration Statement on Form S-1 (No. 333-170747), and the Registration Statement on Form S-8 (No. 333-120141) of Cytomedix, Inc. of our report dated March 30, 2011 relating to the financial statements, which appears in this Annual Report on Form 10-K.

/s/ PricewaterhouseCoopers LLP

Baltimore, Maryland
March 30, 2011